Exhibit 23.1(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 23, 2008 relating to the financial statements of Nevada Gold & Casinos, Inc. as of April 27, 2008 which appears in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on July 28, 2008.

/s/ Pannell Kerr Forster of Texas, P.C.

April 14, 2009
Houston, Texas